CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated January 23, 2015, accompanying the financial statements of GNMA Income Portfolio, Series 11 (included in Van Kampen Unit Trusts, Taxable Income Series 423) as of September 30, 2014, and for the period from October 16, 2012 (Initial Date of Deposit) through September 30, 2013 and for the year ended September 30, 2014 and the financial highlights for the period from October 16, 2012 (Initial Date of Deposit) through September 30, 2013 and for the year ended September 30, 2014, contained in this Post-Effective Amendment No. 2 to Form S-6 (File No. 333-183824) and Prospectus.

    We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
January 23, 2015